**For Immediate Release**

RAINIER PACIFIC FINANCIAL GROUP, INC.
STOCK TO BE DELISTED FROM NASDAQ

Tacoma, Washington – March 2, 2010– Rainier Pacific Financial Group, Inc. (NASDAQ CM: RPFG) announced today that as a result of the recent, previously announced closure of the Company’s wholly-owned subsidiary and principal asset, Rainier Pacific Bank, and the expected dissolution or bankruptcy, and liquidation of the Company, trading in the Company’s common stock was halted by The Nasdaq Stock Market starting on Monday, March 1, 2010, and the Company was notified by Nasdaq on March 2, 2010, that the Company’s stock will be delisted from Nasdaq on March 11, 2010.  This action is being taken by Nasdaq pursuant to its Listing Rules 5100 and 5450(b)(1)(A).

Contact:
Jonathan W. Blado, Esq.
Blado Kiger, P.S.
Registered Agent of Rainier Pacific Financial Group, Inc.
Bank of America Building, 2nd Floor
3408 South 23rd Street
Tacoma, WA  98405
(253) 272-2997